Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LABCORP® ENTERS INTO NEW CREDIT FACILITIES TOTALING $1 BILLION

Burlington, NC, October 26, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into new senior unsecured credit facilities totaling $1 billion. Credit Suisse will act as Administrative Agent, Sole Bookrunner and Sole Lead Arranger for a group of financial institutions. The new facilities consist of a five-year Revolving Facility in the principal amount of $500 million and a five-year, $500 million Term Loan Facility. The new facilities will be used for general corporate purposes, including working capital, capital expenditures, acquisitions, funding of share repurchases and other payments, and repayment of all amounts outstanding under the Company's previous revolving credit facility. On October 26, 2007, the Company borrowed $500 million under the Term Loan Facility, and outstanding Letters of Credit totaling $110.5 million were extended under the new facilities. The Company's previous revolving credit facility was terminated upon the closing of the new facilities.

The terms of the new facilities are substantially similar to the Company's previously revolving credit facility and include customary financial covenants governing total leverage and interest coverage as well as negative covenants limiting subsidiary indebtedness and certain other terms typical for investment grade-rated borrowers. The fees and interest rates on the new facilities are based on the Company's senior credit rating as determined by Standard & Poor's, which is currently BBB.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.